Exhibit 99.2

Riverbed Technology Affirms Commitment to Corporate Governance Enhancements

SAN FRANCISCO, September 10, 2014 (BUSINESS WIRE) –

Riverbed Technology (NASDAQ: RVBD), the leader in application performance infrastructure, today confirmed its intention to make certain enhancements to its corporate governance. These changes follow extensive discussions that Riverbed has had with its stockholders since its Annual Meeting. Riverbed appreciates the candid feedback it has received during this process, and is committed to continuing an active and constructive dialogue with its stockholders.

Today Riverbed separately announced the appointment to its Board of Directors of two highly qualified independent directors, Mike Nefkens and Steffan Tomlinson. As a result of these additions, seven of our nine directors are independent, and 3 of these independent directors have been added to the Board in the last 19 months.

The Board and its Compensation Committee recognize the concerns of stockholders who did not approve the advisory vote on Riverbed’s executive compensation program at the Annual Meeting. We have elected to make a number of changes in the executive compensation program for 2015, incorporating feedback we received from our stockholders. In particular, the Compensation Committee has determined that, beginning in 2015, a portion of annual equity awards to executives will be subject to vesting based upon a total stockholder return index, a portion of annual equity awards will be tied to time-based vesting, and a portion will be tied to company performance beyond the first year following the award grant date.

The Compensation Committee believes that these adjustments to the equity compensation of Riverbed executives, combined with our cash compensation policies, will continue to enable the Company to attract and retain qualified executives who are able to contribute to our success and align our executives’ interests with those of our stockholders to drive long-term value.

As previously announced, at the Annual Meeting the proposal to re-elect Mark Lewis to Riverbed’s Board of Directors did not receive a majority of votes cast. In light of the re-election vote, and in accordance with our Corporate Governance Guidelines, Mr. Lewis offered his resignation from the Board.

After a careful evaluation of the results of the Annual Meeting, and in light of the feedback received from our stockholders, the Riverbed Board of Directors has determined that it will not accept Mr. Lewis’ resignation from the Board. The Board concluded based on stockholder feedback that the re-election vote on Mr. Lewis resulted from stockholder concerns that Riverbed’s stockholder rights plan was not submitted to a vote of our stockholders at the Annual Meeting, rather than concerns with respect to the performance or qualifications of Mr. Lewis. Mr. Lewis is a valuable member of the Board of Directors, and Riverbed’s Board believes it will benefit from his continued involvement as a member of both our Board and its various committees.

The Board has further determined that, in the event Riverbed has a stockholder rights plan in effect at the time of the 2015 Annual Meeting, Riverbed will at that time provide its stockholders the opportunity to vote on the stockholder rights plan.

Riverbed will continue to engage with our stockholders to understand their perspectives, concerns and ideas for ways we can improve. We appreciate and take seriously the input they have provided, and we look forward to maintaining an open and constructive relationship with our stockholders.

About Riverbed Technology

Riverbed, at more than $1 billion in annual revenue, is the leader in Application Performance Infrastructure, delivering the most complete platform for Location-Independent Computing. Location-Independent Computing turns location and distance into a competitive advantage by allowing IT to have the flexibility to host applications and data in the most optimal locations while ensuring applications perform as expected, data is always available when needed, and performance issues are detected and fixed before end users notice. Riverbed’s 25,000+ customers include 97% of both the Fortune 100 and the Forbes Global 100. Learn more at www.riverbed.com.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

INVESTOR RELATIONS CONTACT

Shanye Hudson

Riverbed Technology

415-527-4709

shanye.hudson@riverbed.com

MEDIA CONTACTS

Sard Verbinnen & Co

John Christiansen / Michael Henson

415-618-8750 / 212-687-8080

jchristiansen@sardverb.com / mhenson@sardverb.com